Exhibit 5.1

June 21, 2021

Vaxart, Inc.

170 Harbor Way

Suite 300

South San Francisco, CA 94080

Ladies and Gentlemen:

Vaxart, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of 8,900,000 shares of common stock, $0.0001 par value, of the Company (the “Common Stock”) to be issued from time to time pursuant to the terms of the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Plan, Registration Statement, the certificate of incorporation, as amended, and by-laws of the Company (each as amended and restated as of the date hereof) and such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity to original documents of all documents, certificates and instruments submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

As a result of the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, under the laws of the State of Delaware, when issued pursuant to the Plan, the Common Stock that is the subject of the Registration Statement will be validly issued, fully paid and non-assessable.

In rendering this opinion, we have assumed that the resolutions authorizing the Company to issue the Common Stock pursuant to the Plan will be in full force and effect at all times at which the Common Stock is issued by the Company, and that the Company will take no action inconsistent with such resolutions. We have further assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP